Exhibit 10.11

AGREEMENT

between

ROLLER BEARING COMPANY OF AMERICA

and

INTERNATIONAL UNION U.A.W.

LOCAL 502

July 1, 2001

ARTICLE 1

PARTIES TO THE AGREEMENT

This Agreement is entered into between ROLLER BEARING COMPANY OF AMERICA (“RBC” or the “Company” or the “Employer”) and the INTERNATIONAL UNION U.A.W.  and its Local 502 (the “Union”).

ARTICLE 2

PHILOSOPHY STATEMENT

This Agreement recognizes the need for a new approach to Union/Management relations and the more effective use of human resources in the manufacture of bearings worldwide.  It further recognizes the competitiveness in the bearing industry and the potential for increased global competitive pressures with our current and future customers.  Both parties recognize the need to develop and maintain an atmosphere of cooperative problem solving to accomplish our mutual objectives.  We understand that our job security depends upon our success in making quality bearings, in a cost-effective manner, and in satisfying our customer expectations and commitments.

We believe that people want to be involved in decisions that affect them, care about their jobs and each other, take pride in themselves and in their contributions and want to share in the success of their efforts.

Making progress toward these mutually agreed upon goals will require a relationship of mutual respect, open communication, shared success, mutual aid, innovative problem solving, and shared decision-making.  The parties agree that in order for the Union to effectively represent its members, the Union must have a role in the decision-making process that affects its members.  It is the intent of the UAW and RBC to create a workplace that recognizes the need for people to be treated with respect and dignity and recognizes that collective bargaining can be an essential and constructive force in our plant.  All parties in this Agreement will strive to make the West Trenton plant of RBC the best of its kind in the marketplace; making the highest quality product; a cost effective, profitable operation; a coveted place to work, and a responsible member of the community.

It is in this renewed spirit of mutual respect and recognition of each other’s stakes and equities that this Agreement is entered into and agreed upon.

ARTICLE 3

UNION RECOGNITION

The Company recognizes the Union as the exclusive collective bargaining agent for all the Company’s production and maintenance employees at its plant in West Trenton, New Jersey, in respect to rates of pay, wages, hours of employment and other conditions of employment, excluding, however, office employees, supervisors, plant protection employees, laboratory employees, and time study personnel, pursuant and subject to the provisions of the Labor-Management Relations Act-1947 and amendments thereto.

ARTICLE 4

UNION SECURITY AND CHECK-OFF

To the extent permitted by law, all bargaining unit members shall be required, as a condition of employment, to become and remain members in good standing of the Union on and after the thirtieth (30th) day following the beginning of their employment or the effective date of this Agreement, whichever is the later, to the extent of paying an initiation fee and membership dues specified by the Union.  No employee shall be discharged by the Company for failure to maintain good standing in the Union until such employee has received a written notice from the Union that he is not in good standing, and has at least seven (7) days thereafter in which to put himself in good standing.  For the purposes of this Article, “good standing with the Union” means that the employee’s dues for any month must be tendered by the last day of the month following such month.

RBC will provide for check-off of union dues and initiation fees on behalf of employees who request such a service in accordance with prevailing law.  The Union shall indemnify and save RBC harmless with respect to any claims or expenses arising out of any action taken as or not taken by RBC for the purpose of complying with this Article.

ARTICLE 5

NON-DISCRIMINATION

The philosophy and mission of RBC are designed to be in full and complete compliance with the legal and moral principles of equal opportunity in employment.  Accordingly, the Company and the Union pledge, on behalf of themselves, as well as their officers, members and representatives to treat all persons equally without regard to their race, color, religion, age, sex, national origin, disability, or veteran’s status.  Although the term “he” is used throughout this Agreement, it is used to represent both male and female employees and is not intended to be discriminatory or exclusive in any way, but rather to simplify the language for understanding.

The Company agrees that neither it nor any of its representatives will intimidate, coerce, interfere with or discriminate against any employee because of proper activity on behalf of the Union.  The Union agrees that it nor any of its officers or members will threaten, intimidate, coerce or interfere in any manner with any employee.

ARTICLE 6

STRUCTURE AND DECISION-MAKING PROCESS

The intent of the parties is to create an evolutionary process towards a goal in which employees will be part of the decision-making process with respect to producing to schedule, producing a quality product, performing  to budget, housekeeping, health, safety, environmental conformance, maintenance of equipment, material and inventory control, training, job assignment, repairs, scrap control, and scheduling time off.

.

WORK GROUP MEMBER:

The individual RBC employee.

WORK GROUP:

An integrated group of not more than 20 Work Group Members with a common manufacturing and support purpose related to a product or products.

The Work Group will have the responsibility and authority to produce quality products to schedule at competitive costs.  It will have responsibility for both direct and indirect work and, as such, will hold meetings, obtain supplies, keep records, seek resources as needed, and be responsible for job preparation and attainment of its own  materials and supplies.  It will constantly seek improvement in quality, cost, and the work environment.  The Work Group will also be responsible for the planning and scheduling of the work and communications within and outside the group.

WORK GROUP REPRESENTATIVE:

An employee elected by the Work Group to participate with management in coordinating the administrative functions of the Work Group and report at least monthly on Work Group progress to the Plant Council.  The Plant Council may recall a Work Group Representative upon petition of at least two-thirds of the members of the Work Group.

WORK GROUP SUPERVISOR:

A member of management who will coordinate the activities of the Work Group.  In addition, Work Group Supervisors will be responsible for employment, termination, and coordination of job transfers, and will do advanced planning for resources, both short and long term, and will determine and plan resources needed by the Work Groups, including administration, engineering, materials, financial, etc.

UNION PLANT COMMITTEE:

The Union Plant Committee is elected by the union members according to the Union bylaws.  Membership will consist of a President and one additional member for every forty (40) employees, with a minimum of no less than three members. Union Plant Committee members and two members of the Education and Training Committee will have top seniority for layoffs and recall purposes.  They will be assigned to serve on the Plant Council and the other committees created by this Agreement as the Union sees fit.  The Union President or his designee will be afforded up to twenty (20) hours per week for the purpose of conducting Union business.

PLANT COUNCIL:

A consultative employee group, consisting of three (3) members of the Union Plant Committee and an equal number of representatives from the Company, including the Plant Manager or his designee, who participate in decision-making processes addressing issues affecting the entire plant or which have not been resolved in the Work Group.  Additional members may be added by mutual agreement of the parties on an ad hoc basis while resolving specific issues.  The Plant Council will meet as often as necessary, but at least weekly.

In connection with the foregoing and with other issues affecting the plant, the parties recognize that all functions of management are reserved exclusively to the Company, except insofar as they are delegated or shared pursuant to the terms of this Agreement.  These functions include the management of the business, the determination of the products, methods, processes and means of manufacturing, the establishment of the size and direction of the work force, the setting of working schedules, the rights to hire, promote, demote, lay off, transfer, discipline, discharge for proper cause and establishing fair efficiencies and Shop Rules.  The Company will perform these functions in the spirit of the Philosophy Statement of this Agreement.

Within the Work Groups, decisions on matters within the Groups’ authority which are not otherwise provided for in this Agreement will be made through the consensus decision-making process outlined below:

a)  Such decisions shall be made in the context of the Philosophy Statement (Article 2) and the Structure and Decision-Making framework (Article 6).

b)  Decisions should be achieved through the joint efforts of all to discover the best solution.

c)  Decisions must be arrived at promptly.

d)  A decision must provide a high level of acceptance for all parties.

e)  Once a decision is reached, all parties must be totally committed to the decision.

f)  Any party may object to a proposed decision, in which event the objecting party must propose concrete alternatives.

g)  In the event an alternative solution is not forthcoming, the objecting party must re-evaluate its position in the context of the Philosophy Statement.

h)  In the event a decision acceptable to all parties is not promptly attainable, the matter will be referred to the Plant Council.

The Plant Council will also seek to reach decisions on matters within its authority under this Agreement by means of the consensus decision-making process outlined above, provided that, if such a decision is not promptly attainable, the Company shall have the right to take action, subject to the Union’s right to grieve under the Agreement.

ARTICLE 7

WORK PERFORMED OUTSIDE THE BARGAINING UNIT

1.  The parties shall conform to the principle that non-bargaining unit employees  shall not perform any operation which would deprive employees of their regular work.  This is not to be interpreted to prevent their necessary function of instruction and demonstration and of engaging in productive activities where required in order to handle incidents which affect efficient operation.

2.  Non-bargaining unit employees may be used to perform experimental work, with or without the assistance of employees in the bargaining unit, as management determines.   Experimental work is defined to mean all work involved in the development of new, different or modified products, parts, tools or equipment.

3.  When experimental work is to be performed on a production basis, it will be assigned to bargaining unit employees.  Experimental work on a production basis is defined to mean production of products, parts, tools or equipment after design and testing have been completed and production for inventory or orders has commenced, and will be assigned to bargaining unit employees.

ARTICLE 8

TRAINING

Both the Union and the Company recognize that training will be required to prepare Work Group and Plant Council Members to perform these functions and that this transformation will require a gradual cultural change, but agree to work together over the life of this Agreement to obtain the skills necessary to meet the levels of authority and responsibility described here.

A Training and Education Committee has been established to develop, schedule and manage the training and education process.  Two (2) employees selected by the UAW N.J. Area Director and two (2) employees selected by the RBC Plant Manager will constitute the Training and Education Committee.  A minimum of two (2) hours training and/or education will be provided for each employee per month when averaged on a yearly basis.   This minimum training and education requirement will include either on-the-job training to learn to perform specific skills and/or classroom training on subjects necessary to conform with the Philosophy Statement of this Agreement.  The Training and Education Committee will work with the members of the Work Groups to develop, schedule, and implement training and education programs.

The Training and Education Committee will develop a training and education plan that will include necessary skills and education for the implementation of this Agreement.  This plan will include a schedule of training for all employees in coordination with the principles of the pay for knowledge and skills process.  A skills assessment of all employees and the requirements for all levels of each classification will be included in the plan.  The Training and Education Committee has submitted its initial plan for six months training and education to the Plant Council.  The training and education plan is on going process and will be updated as needed during the length of this contract. The training and education plan will include the utilization of a qualified trainer or trainers selected by the Plant Council, whose duties may also include helping the parties to facilitate the process.  Expenses for training and education will be borne by the Company or through grants where available.  After the initial training and education plan, the Committee will submit a plan every six (6) months for approval.  Training will begin within thirty (30) days of the approval of the plan which must be finalized within two (2) weeks of its submission.   In the event the members of the Committee shall fail to reach consensus on any aspect of the plan, the opposing views shall be submitted to the Plant Council for determination.

Each Training and Education Plan will include (but will not be limited to):

• technical skills

• problem-solving

• consensus decision-making

• business basics and philosophy

• trade unionism

• team building

• English as a second language.

Any Skilled Trades components of the training and education plan will be developed with the assistance of the UAW Skilled Trades Department.

Each member of the Union Plant Committee will be given a minimum of 60 hours of training in business and economics related studies each year of this labor agreement, at Company expense.  Such training may include visits to other manufacturing facilities, classroom training, or on-site training, etc. and will be determined by joint union and management agreement.

Unless deemed otherwise, all training and education approved by the Plant Council as part of the Training and Education Plan will be mandatory and costs will be borne by the Company.

ARTICLE 9

PROBATIONARY PERIOD

1.  Any new or rehired employee shall be considered on probation with no seniority for a period of sixty (60) scheduled work days, not including absence days for any reason.  Once the probationary period is satisfactorily completed, the employee will receive seniority credit dated back to the first day of his current hiring.

2.  The Company may, at any time, transfer, layoff, or discharge a probationary employee for any reason whatsoever and no claim may be made by the Union or any of its members that the transfer or discharge of such employee was improper.  Bargaining unit employees will not be asked to pass judgment on the performance of the probationer.

ARTICLE 10

SENIORITY

1.  Computing Seniority

A. The seniority standing of an employee shall be computed on the basis of the length of his service.  His seniority date is his date of hire.  When more than one employee is hired on the same date, to establish their seniority position, their names will be placed on the seniority lists in alphabetical order by last name (at the time of hire), then first name, if needed.

B.  Service will accumulate during an approved personal leave of absence, Union leave, family and medical leave, maternity leave, sick leave, military leave, funeral leave, or jury duty.

2.   An employee’s length of service and seniority shall be considered ended, and the employee will have no further recall or other rights as an employee of any kind or nature, except the right to vacation pay, and insurance continuation through COBRA, if such an employee:

A.  Voluntarily quits his employment (if rehired by the Company within three (3) working days after quitting, seniority shall not be affected), or

B.  Is discharged for proper cause, or

C.  Is absent for three (3) working days without properly notifying the Company, unless a satisfactory explanation is given for failure to call.  (NOTE:  this does not remove the obligation of calling in on the first day of absence), or

D.  Fails to return to work from layoff within five (5) working days after proper notification by certified mail, return receipt requested or an accepted method of overnight delivery by the Company at the last known address as it appears on the Company records, unless a satisfactory reason is given, or

E.  Fails to return to work at the end of an approved leave of absence or gives a false reason for obtaining a leave of absence, or

F.  Passes the time limit for recall from layoffs, or

G.  Requests and receives severance pay as a result of a qualified layoff.

ARTICLE 11

LAYOFFS AND RECALL TO WORK

1.  Layoff Provisions

A.  The Company will give at least seventy-two (72) hours notice prior to layoff to the employees affected, even if only one employee is affected.

B.  When a job is eliminated within a classification in a Work Group, the least senior employee in that classification in the Work Group will be displaced.

C.  An employee displaced from a classification within a Work Group may bump on the basis of plant seniority the least senior employee in the same or a lower rated classification in another Work Group.  The employee will designate a job choice within 48 hours from the end of the shift on which he was displaced.  Employees can only bump into a Skilled Trades job if they previously held the job.

2.  Recall Provisions

A.  Recall will be offered to employees on the recall list in reverse order of layoff when there are no successful bidders for an open job.

B.  If an employee on the recall list is offered regular, full-time re-employment of 60 working days or more on the same job and shift as previously held, and he refuses to accept it, he will be dropped from the recall list and no longer have any rights under this Agreement, except the right to any unpaid vacation and benefits through COBRA.

C.  If an employee on the recall list is offered regular, full-time re-employment of 60 working days or more on a different job or shift than his regular job, and he refuses to accept it, he will remain on the recall list  until such time as he is offered another opportunity to return to work.  A third refusal to return to work will cause such employee to be removed from the recall list and no longer have any rights under this Agreement, except the right to any unpaid vacation and benefits through COBRA.

D.  Employees on the recall list are responsible for keeping the Company notified of any change of address or phone.  If the Company cannot contact a previous employee at the last known address, he will be dropped from the recall list.

E.  A laid off employee will remain on the recall list according to the following time limits:

SENIORITY TIME LIMIT

Probationers	No Recall
2 years or less	2 years
2 years to 5 years	equivalent of seniority
5 years and over	5 years

ARTICLE 12

OPEN JOBS

1.  Filling Open Jobs

A.  Whenever the Company determines that an open job exists in the Bargaining Unit (other than a Skilled Trades job):

1)  The Company will post notice of such opening for forty-eight (48) hours.  Employees who wish to apply for the opening must do so by putting a job bid form in the Bid Box during the posting period.  Only those employees who apply during such 48-hour period will be considered for the job and will have a right to grieve the final selection.

2)  Any employee may submit a bid under the provisions of paragraph 1) above on behalf of an employee who is on vacation or leave of absence during the posting period.  Employees on leave of absence will be considered, provided they will be returning from leave in a reasonable period of time.

3)  Applicants will be awarded the open job on the basis of seniority.

4)  A successful bidder will be transferred to the open job within forty-five (45) calendar days after he is designated.

B.  When an open job exists in one of the Skilled Trades classifications, the posting and bidding procedure outlined in Subsection A above shall apply.  The job will be awarded on the basis of seniority.  However, employees who have previously held a job in the Skilled Trades classification in which the open job exists, will be given priority.  Those employees bidding for the job who have not previously held a Skilled Trades job will be required to take a standard skills assessment test to verify qualification and aptitude for successful performance.  Where no applicant possesses the requisite qualifications, the Company may determine whether to train or hire on the outside.

2.  Successful applicants will receive a rate of pay commensurate with previous experience, qualifications, and training.

3.  Successful applicants will be trained on the shift where suitable training conditions exist, and will be moved to the posted shift as soon as practical after sufficient skill levels are reached.

4.  Situations where successful applicants either change their mind about a job or receive a job failure will be reviewed by the Plant Council and appropriate actions taken as agreed.

5.  If an unqualified candidate is selected for a Skilled Trades position, the Training and Education Committee will develop a two-year apprenticeship program, including classroom and on-the-job assignments, which will provide comprehensive exposure to all required skills for successful performance of the job.  The program will be submitted to the Plant Council for review and approval.

ARTICLE 13

SEVERANCE PAY

1.  In the event that the Company transfers any equipment or jobs or any part thereof to another location established by it beyond a twenty-five mile radius from the center of West Trenton, NJ, and, in the future event, that such transfer is the immediate cause of, or that such transfer directly or indirectly results in a layoff of employees, any employee thus laid off shall have the option to elect to take severance pay in lieu of such layoff subject to the provisions below:

A.  In the event that such transfer as described above, results in a bumping of employees without a layoff, any such bumped employee who is entitled under the provisions of this Agreement to another job covered by this Agreement, which would result in a loss of less than $1.00 per hour in wages below the job from which he is being bumped or from which he was originally bumped because of a transfer within the time limit, shall not be entitled to severance pay.

Any such employee thus bumped who is not entitled under the provisions of this Agreement to another job covered by this Agreement which would result in a loss of less than $1.00 per hour in wages below the job from which he is being bumped, or from which he was originally bumped because of a transfer within the time limit, shall have the option to elect to take severance pay in lieu of the job to which he is entitled under the provisions of this Agreement.

B.  When a layoff or bumping as a result of a transfer, occurs between the date of the transfer and within the following two years, employees in such layoffs or bumping with more than one year seniority shall have a claim on severance pay.

C.  When a layoff or bumping, as a result of a transfer, occurs two years after the date of the transfer, but within five years of the transfer, employees in such layoff or bumping shall have a claim to severance pay, when the length of their seniority is more than the time period between the date of the transfer and the date of the layoff or bumping.

D.  When the layoff or bumping as a result of the transfer, occurs five years or more after the date of the transfer, there shall be no claims for severance pay.

E.  Severance Pay

1)  To elect to take such severance pay in lieu of layoff or bumping, the employee must advise the Company of his election in writing, delivered to it within 90 days after the commencement of the layoff or incident of bumping.  Severance pay shall be computed on the basis of forty hours pay at the employee’s regular straight time hourly rate, at the date of the commencement of the layoff or incident of bumping, for each year of seniority since the date of the last hire.

2)  The Company will increase the severance pay from 1 week to 2 weeks per year of service whenever productivity increases an average of 1% a month.  Otherwise, severance pay of 1 week will apply.

Formula:

+ West Trenton Plant Sales Dollars

+ Transfers to Hartsville and Warehouse in Sales Dollars

+/- Change in WIP + Finished Goods Inventory

-----------------------------------------------------------------------

= Output

Hours = Total straight time + overtime hours

Output = Productivity Measure Hours

F.  Severance pay hereunder shall be paid to an electing employee within one year after the receipt by the Company of the notice of election and, upon payment of severance pay in a lump sum, the employee shall thereafter have no further seniority, recall or other rights as an employee of any kind or nature, except the right to vacation pay due to him under Article 23.

G.  Seniority employees on extended sick leave have no claim under the above provisions.

2.  Until such a time as the Plant Closing Notification laws go into effect, the Company will give the employees 45 days advance notice of an imminent plant closing as the laws’ language pertains.  When the law goes into effect, it will comply fully with the language of the law.

ARTICLE 14

LEAVE OF ABSENCE

1.  Types and Conditions of Leave

A.  Personal Leave

Upon written application, a leave of absence for a specified purpose, and a specified period of time may be granted to employees with the mutual consent of the Company and the Union.  A copy of such leave is to be given to the Union.

B.  Union Leave

Members of the Union, not to exceed one (1) for every forty (40) represented employees at any one time, elected or appointed by the Union to assignments which take them away from their employment with the Company, shall be given a leave of absence for the period of such Union assignment, and upon return to work for the Company shall be re-employed on the same job which they performed at time of leave and at the rate of pay prevailing for that job.

Duly elected Union representatives, not to exceed one (1) for every forty (40) represented employees at any one time, shall be granted leaves of absence for short periods to attend Union Conventions and similar Union functions.

The Union will give the Company as much notice as possible whenever more than two Union representatives will be out of the plant simultaneously.

C.  Sick Leave

An employee, who may become ill or injured and qualify for non-occupational state disability, and has supported his absence with satisfactory evidence similar to that required under the Company’s Family and Medical Leave policy, shall, upon application, be granted an unpaid leave of absence.  The employee must provide medical evidence of continued disability as required.

An employee on SLOA or workers’ compensation will not receive an attendance infraction for absenteeism but they will not qualify for Perfect Attendance.

In all instances, upon returning to work, a statement must be presented from a qualified physician stating the employee is physically capable of performing his regular job assignment.  The Company reserves the right to obtain a second opinion from a qualified physician designated by the Company and at the Company’s expense.  The employee will return to his previous job provided work is available and he has the seniority to do so.  If the leave was an approved FMLA Leave for personal disability, he will return to his previous job or a comparable job.  Otherwise, he will be eligible to bump another job, subject to the seniority provisions of this Agreement, and provided he has the skill and ability to perform the work.

D.  Family and Medical Leave

It is understood that all of the leave provisions herein shall be administered in a manner consistent with an employee’s rights, if any, under applicable family and medical leave statutes.  Likewise, it is the parties’ intent that the Company shall have the right to exercise any rights of an employer under such applicable statutes.

E.  Maternity Leave

Employees absent from work due to pregnancy shall be granted Sick Leave as described above, provided the required application, approvals,  procedures and proof of medical disability are followed as outlined in the Company’s FMLA Policy and  conform to current applicable laws concerning maternity absences.  A leave of absence for pregnancy may be extended up to three (3) months following delivery,  without loss of seniority or service.  In all instances, upon returning to work following a delivery, a statement must be presented from the family physician stating the employee is physically capable of performing her regular job assignment.

F.  Funeral Leave

A seniority employee who has a death occur in his immediate family (father, step-father, mother, step-mother, husband, wife, brother, step-brother, sister, step-sister, child, father-in-law, mother-in-law) will be excused from work up to three days.   A seniority employee whose grandchild, step-child, grandparent(s) or spouse’s grandparent(s) pass away, will be excused from work for one day.

For each such day of absence on which he otherwise would have worked and does not work, he shall be paid eight times his regular straight time hourly rate, provided the employee attends the funeral and submits proof of death.  In the case of death in foreign residence, a death certificate is required.

G.  Jury Duty

A seniority employee who is called to and reports for jury duty shall be excused from work on the days on which he serves or where jury duty was canceled after he reported to serve.  In addition, he shall receive for each day of jury service on which he otherwise would have worked and does not work, eight times his regular straight time hourly rate.

Such payments shall not exceed a total of twenty (20) days in any calendar year.  Such compensation shall be payable only if the employee gives the Company prior notice of such jury duty call; and presents proper evidence as to the jury duty performed.

H.  Military Leave

The Company will conform to the requirements of any applicable provisions of law with respect to military training or service.

2.  Leave Provisions

A.  Any employee on leave may return to work in line with his seniority, before the expiration of the leave, providing not less than seven (7) calendar days notice is given to Management.

B.  Employees who are approved for Personal Leave will be required to apply any remaining vacation days to the beginning of the leave period commencing with the first day of the leave.

C.  Employees who are approved for Personal Leave, Union Leave, Sick Leave, Military Leave (except for yearly two-week encampments), Family and Medical Leave and Maternity Leave will be granted such leave without pay.

ARTICLE 15

OVERTIME

The regular work week will be scheduled as eight (8) hours a day, forty (40) hours per week, as long as, in the Plant Council’s judgment, it is practicable and consistent with the efficient operation of the plant.

Overtime opportunities will be substantially equalized within a Production Work Group, between those employees with the appropriate skill level for the required work.  Work Groups will develop and administer their own plans for a fair and consistent scheduling and regulation of overtime opportunities within the group.   The Plant Council will develop plans for a fair and consistent scheduling and regulation of overtime opportunities between Work Groups, which will be administered by the Work Groups.

In the case of Saturday work, announcement prior to 9:00 a.m. on the previous Thursday will be considered as sufficient.  In the event that this work is canceled after that time, the Company will compensate the affected employee at the rate of four (4) hours overtime pay.

Employees will be paid time and one-half for:

a)  Time worked in excess of eight hours in any continuous twenty-four hours, beginning with the starting time of the employee’s regularly assigned shift.

b)  All work performed in excess of forty (40) hours in any normal work week

c)  All time worked on any shift which starts on Saturday.

Double time shall be paid for:

a)  All work performed on Sundays and holidays, except the 1st hour of the normal night (third) shift and as provided under Article 24.

ARTICLE 16

WAGES AND OTHER COMPENSATION

1.               Effective July 1, 2001 a three percent (3%) general increase will be applied to all individual rates of pay of each member of the bargaining unit.  Employees who are not on the active roll at the time of the general increase will receive the increase adjustment at the time they return to the active roll.

2.               Effective July 1, 2002 a three and one-half percent (3 ½%) general increase will be applied to all individual rates of pay of each member of the bargaining unit.  Employees who are not on the active roll at the time of the general increase will receive the increase adjustment at the time they return to the active roll.

3.               Effective July 1, 2003 a three and one-half percent (3 ½%) general increase will be applied to all individual rates of pay of each member of the bargaining unit.  Employees who are not on the active roll at the time of the general increase will receive the increase adjustment at the time they return to the active roll.

4.  Classifications and Pay for Knowledge and Skills

a)  The new system will consist of three classifications:

Production

Skilled Trades (Maintenance)

Skilled Trades (Tool Room)

Furthermore, within each classification, there will be four levels of training:

Basic

Core

Intermediate

Advanced

Training will be provided in each level, as necessary, and as determined by the Education and Training Committee in consultation with the Work Groups and with final approval by the Plant Council.

b)  Pay rates for each classification and level are listed in back of book – Appendix A

c)  Each employee assigned to a Work Group will be required to complete the Basic and Core levels of training for that group.  Intermediate and Advanced level training shall be voluntary.  However, if management of the Work Group determines that insufficient intermediate and advanced levels of training are available within the Group, it may resort to necessary measures which may include transfers.

d)  The three-classification and pay for knowledge and skills system is designed to create greater flexibility and efficiency, and is not designed to reduce the work force.  Therefore, during the term of this Agreement, there will be no layoffs of bargaining unit employees as a direct result of the institution of this system.  However, it is mutually agreed that the Company retains the right to adjust the size of the work force due to business, market or other such conditions.  Moreover, management of the Work Groups will be free to assign employees in accordance with the knowledge and skill levels they have attained.

ARTICLE 17

PERFECT ATTENDANCE/SERVICE TIME AWARD

6.   Employees who have perfect attendance by working all regularly scheduled hours (not including overtime) in any specified quarter will earn a $150.00 Perfect Attendance Award for that period.  For purposes of this award, perfect attendance is defined as no available hours missed for unexcused absences, illness or injury, discipline, leave of absence, or strike.

An employee on SLOA or workers’ compensation will not receive an attendance infraction for absenteeism but they will not qualify for Perfect Attendance.

7.   Employees actively at work on March 31 with more than five (5) years seniority will receive $9 a year for each year of service as a Service Time Award.  Service time will be calculated each year on March 31 and the award will be paid on April 30.

ARTICLE 18

NEW PRODUCTS

1.  When and if, from time to time, the Company, at its discretion, decides to manufacture a different product, new to the plant, it may create a new Work Group or otherwise staff the production of such product by means of recalling or rehiring experienced employees or by means of new hires.  If the Company believes that the skills and/or knowledge needed to produce such product on an efficient and profitable basis are substantially different than the skills and knowledge in the existing Work Groups:

a)  the Company will install a wage range for the positions;

b)  the wage range will be explained in the Plant Council with the object of obtaining a consensus agreement.  The wage program may be installed by the

Company without a consensus agreement in the Plant Council subject to adjustment as provided below;

c)  when a wage range is installed, the Union may process the issue in accordance with Article 29 below, including submission to arbitration of a grievance alleging that such does not bear a fair relationship to the wage structure in the plant.  The decision of the arbitrator, if any, shall be effective as of the date when the employee(s) commenced manufacturing such different product.

ARTICLE 19

SHIFT PREMIUM

1.   A shift premium of 10% of the regular hourly rate will be paid to all employees whenever they are assigned to and working on the afternoon and night shifts for the life of the contract.

2.  Where scheduled variations from the regularly scheduled shifts occur, the jobs involved will be considered as falling on the shift on which a major part of the job is worked.

3.  Any employee who is called in to perform work in the shift preceding or succeeding his regularly assigned shift, or who holds over beyond his regularly assigned shift, will be paid the shift premium, if any, applicable to the shift on which a major portion of his regular scheduled hours are worked.  However, when an employee on the Day Shift or the Afternoon Shift works twelve or more continuous hours per day, including paid lunch period, he shall be paid the applicable shift premium for all hours worked over eight.

4.  Shifts shall be identified as follows:

(a)  Day Shift - (1st Shift)

When the majority of hours on an employee’s regularly assigned shift shall fall between 7:00 a.m. and 3:00 p.m., inclusive, he shall be considered as working on the Day Shift.

(b)  Afternoon Shift - (2nd Shift)

When the majority of hours on an employee’s regularly assigned shift shall fall between 3:00 p.m. and 11:00 p.m., inclusive, he shall be considered as working on the Afternoon Shift.

(c)  Night Shift - (3rd Shift)

When the majority of hours on an employee’s regularly assigned shift shall fall between 11:00 p.m. and 7:00 a.m., inclusive, he shall be considered as working on the Night Shift.

5.  An employee on 2nd or 3rd shift, who has been awarded a new job on either 2nd or 3rd shift, and who, for the Company’s convenience has been temporarily transferred to day shift for training, shall receive shift premium during the period of such training.  New employees will only be paid shift premium, when transferred to the applicable shift(s).  Day shift personnel will be paid under other applicable provisions of the Contract.

ARTICLE 20

PAID BREAK AND LUNCH PERIODS

All employees will receive two (2) Company-paid, twenty (20)-minute paid breaks each shift. The Work Groups will be responsible for scheduling break times for the group.

Employees are encouraged to remain on Company property during break times.  Those who remain on Company property are not required to clock out, whereas those who leave the grounds, must clock out and back in upon their return to the plant.

Employees who remain on Company property must take their breaks only in the cafeteria, rest rooms, or on the Company grounds and parking lots.  Breaks may not be taken on the manufacturing floor.

All vending machines will be located in the cafeteria and all profits generated will go to the Union’s activity fund to be expended as they decide.

ARTICLE 21

REPORTING PAY

1.  Any employee who has not been notified when there is lack of work, and therefore reports to work as scheduled, shall receive four (4) hours pay at his regular hourly rate, unless the lack of work is caused by circumstances beyond the control of the Company, or resulted from a labor dispute, or alternative work was made available, or the employee could not be reached because of an outdated phone number.

2.  If an employee is asked to return to work after completing his shift and leaving the plant or he is asked to come in to work when he was not already scheduled, he will be paid the applicable overtime rate for the work.  If the call back time is less than three hours, he will receive his regular rate of pay for the difference between the hours worked and three hours.

ARTICLE 22

TEMPORARY TRANSFERS

Employees may be temporarily transferred to other jobs, within the Work Group and outside the Work Group, as required to meet production needs.  Employees will not be temporarily transferred between classifications except with the employee’s consent or in order to deal with the production needs of the business on the last three work days of the production month.

ARTICLE 23

VACATIONS

1.	Current Vacation Year is defined as the current twelve months between June 1 and May 31.

2.	Vacation pay = hours worked x applicable % x straight time rate with night premium in effect on June 1 of the current vacation year
Or
Vacation pay = gross wages x applicable %
Whichever pay is greater

A.  Vacation Pay Schedule:

	Eligible Time Off	Applicable %
6 mos. less than 1 year	1 week	2
1 year less than 2 years	1 week 2 days	2.8
2 years less than 3 years	1 week 4 days	3.6
3 years less than 5 years	2 weeks 2 days	4.8
5 years less than 7 years	2 weeks 3 days	5.2
7 years less than 9 years	2 weeks 4 days	5.6
9 years less than 11 years	3 weeks	6.0
11 years less than 13 years	3 weeks 1 day	6.4
13 years less than 15 years	3 weeks 2 days	6.8
15 years less than 17 years	3 weeks 3 days	7.2
17 years less than 19 years	3 weeks 4 days	7.6
19 years less than 21 years	4 weeks	8.0
21 years less than 23 years	4 weeks 1 day	8.4
23 years and over	4 weeks 2 days	8.8

B.  Factor for Computed Clock Hours Calculation

1)  Calculation:

a)  Between 1500 hours and 2000 clocked worked hours shall be paid at 2000 hours

Vacation = 2000 x applicable % x straight rate with night  premium in effect on June 1 of the current vacation year

b)  Over 2000 clocked worked hours -

Vacation pay = hours worked x applicable % x straight time rate with night premium in effect on June 1 of the current vacation year

Or

Vacation pay = gross wages x applicable %

whichever is greater

c)  Less than 1500 clocked hours of work

Vacation pay = gross wages x applicable %

2)  For the purpose of computing clocked hours, any hours lost because of a work week scheduled under forty (40) hours (except as listed in Paragraph 3.a.) or hours paid for negotiating time and Plant Council meeting time which fall in the earnings period shall be counted as clocked hours.

3)  Clocked hours shall be computed in full calendar weeks, Starting with the Monday before June 1, or June 1, if it falls on a Sunday or Monday of the previous vacation year.

a)  Time lost, during the earnings period, in any work week under forty (40) hours because of a shutdown due to holiday, vacation, power failure, storm, strike, fire or cause beyond the power of the Company, shall not be considered clocked hours.

b)  Earnings Period covers from June 1 to May 31 of the preceding vacation year.  Earnings Period shall be computed in full calendar weeks, in the same manner as clocked hours.

3.  Vacation schedules may be canceled in the event of a National Emergency.  Employees affected shall receive vacation pay on the same basis as outlined in the Vacation Pay Schedule.

4.  Vacation Payment after Separation

A.  Employees who die, or go on leave or lay off, on or before May 31of the preceding vacation year shall be issued the Vacation Pay for which they qualify under the above Sections.

B.  Employees who leave before December 31 of the preceding vacation year for any reason other than those listed in 4.A. above, are not eligible for Vacation Pay.

C.  Anyone leaving the employ of the Company between December 31st of the preceding vacation year, and the following May 31,  who qualified for vacation pay, shall receive that pay based on the applicable percentage of their wages earned between the previous June 1st and their date of leaving.

D.  Anyone retiring between December 31st of the preceding vacation year, and the following May 31, shall be issued the vacation pay for which they qualify.

6.  An employee who returns to work from a Military Leave and who has not been back at work for a full year on June 1 of the current vacation year will be paid his applicable percentage of 2000 hours, times the total of his June 1 regular straight time hourly rate and applicable shift premium.

8.  Vacation Time:

A)          Vacation may be taken as 1/2 days (4 hrs), one day at a time or weekly or any variety of the above.

B)            A vacation request form must be completed, approved, and turned in to Human Resources on Mondays at 8am for proper payroll processing.

C)            Employees may take a vacation day in place of being off sick by notifying their supervisor prior to the start of their shift. Their perfect attendance money and attendance record will not be affected.

D)           Employees may choose either a lump sum or “pay as you go” method for vacation pay.  Employees must elect their vacation payment method by May 1 of the vacation year.

E)             Lump sum payments will be made by the end of the second full week in June.

F)             Any balance of money owed for “pay as you go” vacation not used during the year will be paid by the first full week in June.

G)            RBC will have advanced vacation checks ready on the payday of the week before the employee goes on vacation, or write a replacement check the same day.  This applies to pre-approved vacation of one week or more in the same week with two weeks notice.

ARTICLE 24

HOLIDAYS

1.  Hourly rated employees shall be paid for the following Holidays without work being performed, provided they meet the eligibility requirements described below:

New Year’s Day	December 24
Good Friday	Christmas Day
Memorial Day	Three (3) weekdays between
Independence Day	Christmas Day and December 31
Labor Day	December 31
Thanksgiving Day
Friday following Thanksgiving Day

In applying this procedure, when any of the above enumerated holidays falls on Sunday the day following (Monday) will be observed as the holiday and it shall be paid as such holiday.  When any of the above enumerated holidays falls on Saturday the previous day (Friday) will be observed as the holiday and it shall be paid as such holiday.

2.  To be eligible for Holiday Pay, an employee must have completed his probationary period and have worked the last scheduled work day before and the next scheduled work day after the holiday within the same work week or have an acceptable explanation for not doing so.

3.  Eligible employees shall receive eight (8) hours’ pay at their regular straight time hourly rate exclusive of night shift and overtime premium for each of the paid holidays.

4.  If work is performed on these holidays, employees shall, in addition to the regular holiday payment, receive twice their regular hourly rate for hours actually worked,

exclusive of night shift and overtime premium.  Employees who have accepted such holiday work assignment and then fail to report for and perform such work without reasonable explanation, shall not receive pay for the holiday.

ARTICLE 25

401K

1.               A non discretionary Company contribution on behalf of each covered employee, in the amount of four (4) percent of gross wages will be deposited in each account monthly. An additional contribution on behalf of certain current older employees designed to replace the contribution made to the former defined pension plan will be deposited yearly.

2.               In addition to their regular contribution of 4%,  the Company will contribute an additional one (1%) percent on any employee contributions of 10% or more to their 401K.

3.               Loans will be permitted on moneys contributed by the employee. You must be a plan participant for one year before you may take a loan.

4.               Loans are allowed for the following reasons:

Purchase of, or renovations to a primary home

Unreimbursed medical expenses

Secondary tuition for yourself or your dependents

Avoid eviction from or foreclosure to your primary home

5.               Minimum loan:  $1000; Maximum loan:  50% of vested account value, or $50,000 (whichever is less)

ARTICLE 26

PERSONAL INJURIES/WORKERS’ COMPENSATION

1.  Return to work from injury and/or illness - Not Work Related

A.  An employee who has been incapacitated by a personal injury or illness may return to work when he is able to return to their regular job with no restrictions.  Full duty with no restrictions.

2.  Procedures for Handling On-the-Job Injuries

A.  When injured on the job, employees must use the medical facilities made available by the Company for all services in connection with the injury.  Any employee who bypasses the Company facilities will act on his own responsibility insofar as the expense involved.

B.  Employees who, while at home, require emergency medical attention for injuries sustained at work, will report to the Capitol Health System - Mercer Campus or Helene Fuld Campus emergency room.

C.  Employees who are injured at their work in the plant and sent to the hospital, shall, if they are sent home from the hospital, receive pay at their regular rate for the balance of their shift or time in the hospital, whichever is less.  This applies to the first time they are sent home for such injury.

1)  Doctor visits on day shift will be scheduled to finish not later than normal quitting time, if possible.

D.            The Company may elect to provide work for workers’ compensation illnesses or injuries provided the work available meets the physical restrictions outlined by the attending physician.

E.               If an employee disputes the treatment or course of action taken by the attending physician he may request a second opinion through the workers’

compensation carrier.  A second opinion must be approved by the workers’ compensation carier for all medical treatment to be paid.

ARTICLE 27

SAFETY AND HEALTH

1.  The Company agrees that it will provide sanitary and safety devices within the plant.  The Union agrees that the employees will take proper care of such equipment.

2.  A Company Representative and Union President, or his designee, will tour the shop once per month during working hours to review matters for safety and health.

3.  Safety and Environmental Committee

A.  The Company and Union will expand its Safety Committee to include responsibility for analyzing and correcting unsafe and unhealthful working conditions inside the plant, insuring that the plant does not pose a threat to the outside environment, and overseeing training on health, safety, and environmental issues.

B.  The Committee will consist of two (2) persons appointed by the Union President and two (2) persons appointed by the RBC Plant Manager.

C.  The Committee will meet at least once per month or as often as necessary.

D.  The Committee will conduct regular inspections of the different areas of the plant to ensure that conditions are not hazardous.  Reports of these inspections will be given to the Work Groups that were inspected and to the Plant Council.

E.  Employee training required by law regarding Health and Safety will be separate from the minimum time for training required in the Training and Education Section of this Agreement.  Such training, however, will be part of the Training and Education Committee’s regular plan.

4.  Safety Glasses

A.  The Company will provide up to $110 ($25 credit for exam and $85 for glasses) for each employee purchasing prescription safety glasses once per contract year.  Policy choices will be explained when PO is issued.   All doctor’s and lab visits will be made on the employee’s own time.

B.  The Company will supply non-prescription Safety Glasses.

C.  Employees are responsible for the care of their safety glasses (prescription and non-prescription).  The Company will replace any glasses that are broken during the course of work.

D.  Safety glasses are required on the shop floor.

5.  Safety Work Shoes - Under the shoe policy, one pair of work shoes per year will be provided.  Payments will be made in accordance with current safety shoe policy.

ARTICLE 28

UNION FACILITIES

The Company agrees to provide the Union with a suitable Bulletin Board on which it may post notices, provided such Union notices deal with meetings, election of officers, appointment of committees and other non-controversial matters concerning the affairs of Local 502, U.A.W.

The Company will provide the Union officials with office space, as well as telephone and computer services, for use in conjunction with performance of their duties under the terms of the Agreement.

ARTICLE 29

DISPUTE RESOLUTION

It is recognized that, from time to time, disputes will arise, and that, although every effort will be made to resolve issues at the source, resolution will not always be reached without intervention from others.

Disputes on the shop floor will first be discussed with the affected employees and supervisors, as appropriate,  in an attempt to settle the issue.   If the matter cannot be resolved, the aggrieved employee may request that the Supervisor call a member of the Union Plant Committee to discuss the issue.   Other disputes will be handled at the level that they arise.  All disputes involving discipline or affecting employment will be reviewed by the Plant Council.

If the dispute cannot be resolved at the first level, a member of the Union Plant Committee may submit the dispute as a written grievance, along with all the facts, to the Plant Council, not more than ten (10) days after the dispute arose.   A meeting will be scheduled within one (1) week of such submission to review the issues with the Plant Council and the appropriate parties.

If the Plant Council cannot find resolution of the issue acceptable to the affected employee, the issue will be discussed in a meeting with the Plant Council and the UAW International Representative and individuals selected to represent the Company.  If the issue cannot be satisfactorily resolved at this meeting, the Company will respond in writing to the issue within five (5) days after the meeting.  At that time, the party who raised the issue may demand final and binding arbitration.  In order to demand arbitration, the party must submit its demand, in writing, within thirty (30) days after the dispute was submitted as a written grievance.   This thirty (30)-day time limit can only be extended by consensus of the Plant Council, and then only for thirty (30) additional days.  A log will be kept of all written grievances in order to comply with the timeliness provisions.

Arbitration will be in accordance with the Rules of Voluntary Labor Arbitration of the American Arbitration Association and a dispute may be submitted to arbitration by filing a Demand for Arbitration in accordance with such rules within thirty (30) days of the submission of the grievance to arbitration.  If made within the scope of the authority of the Arbitrator, the decision of the Arbitrator upon the issues submitted shall be final and binding upon the parties to the Agreement.

The compensation and expense of the Arbitrator and the Arbitration proceedings shall be borne equally by the parties.

ARTICLE 30

LIVING AGREEMENT

In keeping with our Philosophy Statement, this is a “Living Agreement”.  As a “Living Agreement,” both the Union and Management understand that there may be issues that arise during the implementation of this Agreement that have not been addressed or discussed during bargaining.   However, it may only be modified through consensus of the Parties.

ARTICLE 31

INSURANCE

1.              Insurance Benefits - Active Employees

1)              Subject to the provisions of this Agreement, life insurance and AD&D Insurance will be procured by the Company for all regular employees for the life of this contract.  This insurance will be provided at no expense to the employee.

2)              Life insurance is valued at $20,000 and AD&D is valued at $40,000.

3)              The group medical and prescription plans will be provided to eligible employees and dependents for the life of this contract. The prescription plan will provide mail order provisions for qualified maintenance drugs.  The Company will select the carrier and reserves the right to change carriers.

The medical and prescription plan premium on 5/1/01 is the “2001 premium” for calculating increases in company and union employee contributions.

1.  The shared cost for the first year of the contract is as follows.  The company will pay the 2001 premium and union employees will pay $25.00.

2.  The premium increase between 5/1/01 and 5/1/02, 2002 premium, will be shared as follows:

A.           The company will first pay premium increases calculated as follows.  2001 premium X 112.5%

B.             The balance of the premium increase, 2002 premium – (minus 2001 premium X 112.5%) will be shared as follows:

(1)          80% will be paid by the company

(2)          20% will be paid by the union employees

(3)          The union paid premium increase will be added to $30.00

3.  The premium increase between 5/1/02 and 5/1/03, 2003 premium, the premium will be shared as follows:

A.           The company will first pay premium increases calculated as follows.  2002 premium X 112.5%

B.             The balance of the premium increase, 2003 premium – (minus 2002 premium X 112.5%) will be shared as follows:

(1)  80% will be paid by the company

(2)          20% will be paid by the union employees

(3)          The union paid premium increase will be Added to their 2002 rate

Any changes to the present health/prescription insurance carrier will be equal or better than the current coverage.

4)              The Union will have the right to discuss insurance rates and medical plan coverage changes.  In order to improve health insurance costs and coverage the Union will work with RBC and the insurance carrier during the 60 day period following notification of the rate change by the carrier.

5)              Group medical and prescription plans, dental and life insurance plans will remain in effect for all active employees, employees on disability and employees on approved Family Leave of Absence.

6)              The Company will procure a group dental plan for the life of this contract.  This dental plan will be provided at no expense to the employee.  Such plan shall be evidenced by a written agreement conforming to the requirements of law.

B.  Employees hired on or after the effective date of this Agreement shall be eligible for the above plans after they complete their probationary period.

C.  All administrative expense shall be borne by the Company and the Company shall determine all administrative procedures which may be required to execute such a program.

D.  Employee weekly medical co-pay contribuitions will be deducted on a pre-tax basis and will be automatically deducted from the pay of employees who are enrolled in the plans.  Employees on the disability, workers’ comp,  temporary disability, or an approved leave of absence will be expected to make monthly contributions toward their co-pay.  Employees who are on layoff and eligible to receive benefit continuation will receive that coverage at no cost.  Employees who enroll in the plan will be covered for individual or family coverage as applicable.

2.  Insurance Benefits - Retirees

A.  The following identifies requirements for retirement from the Company with respect to benefit continuation eligibility and benefit coverage.

1)  Retirees are defined as employees who terminate their employment with the Company, and are, at the time of termination, at least age sixty-five (65) or are eligible for Medicare benefits, and have at least ten (10) years of service with the Company.

2)  Early Retirees are defined as employees who terminate their employment with the Company, and are, at the time of termination, at least sixty (60) years of age, and who have at least ten (10) years of service, but are not yet eligible as Retirees.   Early Retirees who leave the Company, but who later meet the eligibility requirements as Retirees will be considered thereafter to be eligible for benefit continuation and coverage for Retirees.

B.  Early Retirees may continue on the active employee’s medical, prescription and dental plans described above until age 65 or until they become Medicare eligible. Such coverage will also apply to spouses of retirees.  The coverage, active or Medicare, will depend of the spouse’s age.

(1)          A monthly co-pay per household, payable in advance, for all employees who retire prior to age 65, or

(2)          When an Early Retiree is totally disabled, continuation will remain in effect by paying the current active co-pay.  Continuation will be available for a period of up to two (2) years provided the early retiree does not become eligible for Medicare.  After two years the early retiree can remain in the active employees’ plan by paying the  monthly medical co-pay until they are 65 years of age.  At 65 years the employee will be transferred to Medicare coverage as provided under the length of the contract.

(3)          Early retirees spouses will have 6 months of additional coverage beyond the death of the RBC early retiree,  provided, the spouse continues to pay the monthly medical co-pay.

C.  Retirees age 65 who become Medicare eligible are no longer eligible for coverage under the active employee benefit plans.  They are eligible for the following coverages for the life of this contract:

(1)          Life insurance in the amount of $6,500 procured and paid by the Company.

(2)          Any retiree may purchase and pay for any Medicare supplemental coverage and upon proof of purchase will be reimbursed the Company’s portion of the monthly premium for the life of this contract.

(3)          Surviving spouses will continue to receive the Company’s monthly Medicare reimbursement for 6 months beyond the death of the RBC retiree provided they submit proof of continued insurance coverage.

C. 3.  Insurance Plans - General Information

A.  Terms of any contract issued by an insurance company shall be controlling in all matters pertaining to benefits thereunder and it is understood that the grievance procedure of any collective bargaining agreement between the parties hereto shall not apply to this plan of insurance or any insurance plan in connection therewith.

B.  All insurance is term insurance without cash, loan or paid up values.

C.  All of the benefits provided under a health care carrier to an employee or his dependents, if any, are subject to the coordination of benefits provisions of the medical care contract.

4.  Insurance Plans - Termination of Employment

A.  TERMINATION SCHEDULE

	Life	AD&D/Medical/Dental/ Prescription Drugs

Quit	Same day	Same day
Discharge	Same day	Same day
Layoff	Six months Same day AD&D	Six months – Medical
Services	Six months	Same day
* Leave of Absence
Personal	Six months	Sixty days
Union	Six months	Six months
Sick or Injury (Non-Occupational)	One year	One year
Maternity	Six months	Nine months from date of leaving or upon completion of pregnancy whichever occurs first.
Sick or Injury (Occupational)	Six months	Until seniority acquired on last day worked is equaled by the period of time involved in the disability.
Retirement	Same day for AD&D only	As per contract and age at retirement
Strike	Suspended	Suspended

* Following the applicable period of subsidized coverage by the Company, employees may pick up Life Insurance premiums through the Company to continue coverage for the duration of the Leave of Absence.

A.  Employees  on Leave of Absence are expected to maintain coverage by paying the appropriate medical co-pay.  It is their responsibility to contact the HR Department to arrange for payments.  Once Company subsidized coverage is ended, employees may continue coverage under COBRA.

B.  Employees who request and receive severance pay in a lump sum as outlined in this Agreement will thereafter have no further rights to company-paid benefit continuation as described in this Article, but may continue coverage under COBRA.

C.  Employees who are recalled from layoff and are subsequently laid off again within one month of the recall date, will not be eligible for insurance continuation as described above, but rather, all insurance will be terminated as of the last day of work and they can apply for COBRA.

D.  In no event will Company-paid insurance coverage continue for longer than the initial six-month period. If an employee on the layoff list refuses recall for the third time or refuses an offer of his original position or is recalled but fails the job to which he is called his benefits will be terminated and he will be offered COBRA.

5.  Insurance Coverage - Surviving Dependents

The Company will maintain the current health benefits for surviving spouses and eligible dependent children of deceased active members for 6 months from the date of death of the employee for the life of this contract.  The cost of this coverage will be paid by the Company.

ARTICLE 32

WAIVER OF ANY CLAUSE

A waiver of any clause in this contract does not mean a permanent waiver.

ARTICLE 33

NO STRIKE-NO LOCKOUT

The Company agrees that there shall be no lockout, and the Union agrees that there shall be no strike, walk-out, slow-down, stoppage of or other interference with work, during the term of this Agreement.

ARTICLE 34

DURATION OF AGREEMENT

This Agreement shall remain in full force and effect until midnight, June 30, 2004, and thereafter shall continue from year to year until either party gives the other ninety (90) days prior written notice of a desire to change, modify or terminate same.  If neither party gives notice to terminate this Agreement, but one or both of the parties gives notice as aforesaid of an intention to change or modify any of the terms or provisions of this Agreement, then within ten (10) days after such notice or not less than thirty (30) days prior to the expiration of this Agreement, representatives of the Company, and the Union shall meet to discuss, negotiate, and, if possible, agree upon such changes.  In the event such Agreement continues beyond the expiration date of this Agreement, then the terms and conditions of this Agreement, shall remain in full force and effect until such time as said negotiations have terminated, either by reason of the inability of the parties to finally conclude a new Agreement, or because a new Agreement between the parties has been concluded.

This Agreement shall be binding on the parties hereto, their executors, administrators, and successors.

IN WITNESS WHEREOF, the duly chosen representatives of the parties hereto affix their hands and seals this             day of                 , 2002.

FOR THE UNION:		FOR THE COMPANY:

	Joseph Csik, Jr.	Steven Koltenback

	Jeffery Mann	Barbara A. Loughlin

Nandor Palmai, III

APPENDIX A

PRODUCTION JOBS

Pay Rates	7/1/01 3%	7/1/02 3.5%	7/1/03 3.5%
Advanced	17.48	18.09	18.72
Intermediate	16.02	16.58	17.16
Core	14.54	15.05	15.58
Basic	12.79	13.24	13.70
Starting Rate	10.60	10.97	11.35
Hire Rate	8.84	9.15	9.47

SKILLED TRADES JOBS

Pay Rates	7/1/01 3%	7/1/02 3.5%	7/1/03 3.5%
Advanced	19.84	20.53	21.25
Intermediate	18.51	19.16	19.83
Core	16.89	17.48	18.09
Basic	15.73	16.28	16.85
Starting Rate	14.12	14.61	15.12
Hire Rate	11.76	12.17	12.60

Monthly Medical Co-pay for Early Retiree:

$135 per month per family

Company’s Monthly Contribution to Supplemental Medicare Health Insurance per Retiree/Spouse:

8/1/01 - $43.17

8/1/02 - $44.47

8/1/03 - $45.80

INDEX

ARTICLE

1	Parties to the Agreement
2	Philosophy Statement
3	Union Recognition
4	Union Security and Check-off
5	Non-Discrimination
6	Structure and Decision-Making Process
7	Work Performed Outside the Bargaining Unit
8	Training
9	Probation Period
10	Seniority
11	Layoffs and Recall to Work
12	Open Jobs
13	Severance Pay
14	Leave of Absence
15	Overtime
16	Wages and Other Compensation
17	Perfect Attendance/Service Time Award
18	New Products
19	Shift Premium
20	Paid Break and Lunch Periods
21	Reporting Pay
22	Temprary Transfers
23	Vacations
24	Holidays
25	401K
26	Personal Illness/Workers’ Compensation
27	Safety and Health
28	Union Facilities
29	Dispute Resolution
30	Living Agreement
31	Insurance
32	Waiver of Any Clause
33	No Strike – No Lockout
34	Duration of Agreement
Appendix A – Pay Rates
Company Contribution to Retiree
Health Insurance
Index
Memorandum of Understanding #1
Memorandum of Understanding #2

MEMORANDUM OF UNDERSTANDING NO. 2

Transition Issues

Pay and Benefits

A.  In connection with 1996-97 negotiations, the parties have agreed to a new pay structure which will go into effect when the three-classification and pay for knowledge and skills system is instituted.  The parties have also agreed to certain general increases and a flexibility increase, as described in Article 16 of the Agreement.  In applying these increases, the parties have reached the following understandings:

1.  Employees will be provided training opportunities with a goal of completing each level of training within their classification in the time indicated in Appendix A or less.

2.  When a level of training has been satisfactorily completed as of June 1st, the employee will thereafter be paid at the rate of pay of the level attained or at his then current individual rate of pay, whichever is higher.

3.  All employees will begin training by June 1, 1997.

4.  An employee who has been at work and available to accept training opportunities and who, through no fault of his own, has not been offered the training necessary to complete a level of training, will be paid at such level commencing with the end of the training year, June 1.

5.  The one year training period may be extended by mutual agreement to accommodate an employee who has not satisfactorily completed a level of training by June 1, such extensions to be determined on an individual case-by-case basis.

B.  The parties have also agreed to eliminate the incentive pay clause which appeared in Article 20, paragraph 5, of the 1994-96 Agreement, effective upon the ratification of this Agreement.  It is recognized, however, that certain employees will not have had an opportunity to advance to the top of their former ranges at the time such clause is eliminated.  The parties have agreed that such employees will continue to receive increases in the amount, at the intervals, and subject to the conditions set forth in such former paragraph 5, until they have received the number of increases they would have received if that clause had not been eliminated.

C.  The parties have also agreed to terminate the former defined benefit pension plan.  Termination will take place as soon as practicable after legal approvals have been obtained, effective on the last day of a calendar month.  Current accruals will be converted into annuities in accordance with current vesting schedules and legal obligations with respect to lump sum and retirement options.  It is anticipated that such termination shall not occur until sometime after June 1, 1997, that is, until after the next plan year begins.  Accordingly, it is anticipated that covered employee will accrue another year of service credit under such plan.

As a result, effective June 1, 1998, the Company will institute a defined contribution plan for covered bargaining unit employees, subject to the following terms:

1.               Necessary governmental approvals and qualifications.

2.               An annual non discretionary Company contribution on behalf of each covered employee, in the amount of four (4) percent of gross wages, plus an additional contribution on behalf of certain current older employees designed to replace the current $17.00 benefit for such employees.

3.               No hardship withdrawals.

4.               No loans.

5.               Full and immediate vesting for current employees.  New employees to vest 50 percent at the end of the plan year in which two (2) years’ service is attained and 100 percent at the end of the plan year in which three (3) years’ service is attained.

6.               Quarterly investment statements.

7.               Employees eligible to make individual contributions up to 15 percent of gross wages.

8.               Investment options to be determined by the parties and to include at least one bond and one income fund.

9.               Employees eligible to change investments quarterly.

10.         Plan pays administrative costs up to a limit of $20,000 per year over and above forfeitures.

11.         Upon retirement or termination, employee may take vested amounts in cash, may leave funds in Plan (if they exceed $3,500), may roll over his funds or may direct the Plan to purchase an annuity on his behalf.   The cost of purchasing such an annuity shall be an administrative expense of the Plan, subject to paragraph 10 above.

12.         The precise terms are subject to drafting by legal and financial consultants to be retained by the Company and will be reviewed further by the parties.

D.  Finally, the Company has agreed to pay each employee who was a member of the Union negotiating committee eight (8) hours of pay at straight time rates, less deductions required by laws, for each day when the parties engaged in collective bargaining and the employee was thereby unable to report for work on his regularly scheduled shift.

MEMORANDUM OF UNDERSTANDING NO. 1

Transition Issues

Work Group Issues

This Memorandum of Understanding outlines the process of transition of current employees to Product Line focused Work Groups.  The Bushing Work Group has been identified as the Experimental Work Group for greater employee involvement and participation.   As the members of the Work Groups are identified, the traditional departments will be eliminated, and group members will begin to function as a Work Group, even though they may not be physically located in the same area.  The physical transition of machines and equipment to Product Line Work Groups is expected to be completed no later than December 1999.

Any issues not specifically addressed in this Memorandum of Understanding No. 1 will be handled through the procedures and philosophy statement of the Agreement.

1.  Establishing the Work Groups

Within two (2) weeks after the ratification of the Agreement, the Company will identify the specific technical skills required in each Work Group to insure production requirements can be met during the transition period.

The jobs will then be posted and the Plant Council will select employees by seniority, insuring that the required technical skills identified by the Company are included in each Work Group.   Once employees are assigned to a Work Group, they may be asked to work on any job within their classification (either Production, Skilled Trades Maintenance, or Skilled Trades Tool & Die Maker).  Employees may be asked to work in their same classification in another Work Group if needed for business reasons.  At that time, current job descriptions and job classes will no longer apply.

Each Work Group will then select a representative to serve as spokesperson to others outside the group.

2.  Developing the Pay for Skill and Knowledge Program

The Training and Education Committee will identify the skills and knowledge required for each level of the Pay for Skill and Knowledge system, the method of training, and the measure of successful completion for each of the three job classifications.  The Plant Council shall use its best efforts to retain the services of the trainer mentioned in Article 8 of the Agreement within one month after ratification, if possible, to assist the Training and Education Committee in this effort.

As a guideline, the Basic and Core levels will consist of basic education requirements in such areas as safety, trade unionism, and introductory accounting, team building and problem solving and will consist of job skills generally associated with the present Class 1 and Class 2 jobs.  The Intermediate and Advanced levels will consist of further business, group management, and problem solving training, as well as job skills generally associated with the present Class 3 and Class 4 jobs.

The Training and Education Committee along with the Work Group Representative and the Work Group Supervisor will develop individual training plans for the first six months to allow all employees to meet the Basic level training requirements within one year (by June 1, 1998).  The plans will be submitted to the Plant Council for final approval.

The Education and Training Committee along with the members of the Work Group will be responsible for insuring that employees are given the training identified on their individual training plan or rescheduling within a reasonable time period.

The Education and Training Committee will have developed and implemented the individual training plans by June 1, 1997.

3.  Group Management

Initially, all Work Groups will be managed in a traditional sense with the Supervisor retaining group management responsibilities.   As the Bushing Work Group completes training for problem-solving, decision-making, group management, scheduling work, and accounting it will begin taking on those responsibilities.  The other Work Groups will continue to be managed more traditionally through a supervisor, but may increase the employee participation in the management of the Work Group as mutually agreed by the Work Group and members of the Plant Council, after evaluating the effectiveness of this approach in the Bushing Work Group.

It is understood that the twenty (20) hours per week given to the Union President for the performance of Union business (see Article 6) is intended to cover all his normal functions, such as attendance at Plant Council meetings, training as a Union official, answering employee or retiree inquiries, investigating grievances, etc.  In this connection, the parties recognize that, in contrast to the 1994-96 contract, these functions no longer include a formal daily tour of the plant.

4.  Area/Machine Layout

Each Work Group (including both represented and non-represented employees and supervisors) will determine the most effective machine layout of the manufacturing area and will develop a plan for moving the equipment (including timetables).  The Bushing Work area will be established first.